Exhibit 10.14

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of                 , 2023 (this “Agreement”),

BETWEEN:

(1)	Cheche Group Inc., a company organized under the laws of the Cayman Islands (the “Company”); and

(2)	(the “Indemnitee”).

WHEREAS, the Company wishes for the Indemnitee to serve on its Board of Directors (the “Board”) or as an officer of the Company and wishes to provide the Indemnitee with specific contractual assurance of the Indemnitee’s rights to indemnification against litigation risks and expenses arising from his position as a Director or Officer (as defined below) to the full extent permitted by applicable law;

WHEREAS, in order to induce and encourage highly experienced and capable persons such as the Indemnitee to serve as a Director or Officer of the Company, the Board of Directors has determined, that this Agreement is not only reasonable and prudent, but necessary to promote and ensure the best interests of the Company and its shareholders; and

WHEREAS, the Indemnitee is relying upon the rights afforded under this Agreement in serving as a Director or Officer.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the Company and Indemnitee do hereby agree as follows:

1.	INTERPRETATION

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	means any day, except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the People’s Republic of China, Hong Kong or the British Virgin Islands, the Cayman Islands, the United States are generally authorized or required by law or governmental action to close.

“Corporate Status”	means the status of a person who is or was a director, officer, employee, agent, or fiduciary of the Company or any other Group Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise.

“Director”	means a member of the Board.

“Disinterested Director”	means a Director of the Company who is not or was not a party to a Proceeding in respect of which indemnification is sought by Indemnitee.

“Disinterested Shareholder”	means a Shareholder of the Company who is not or was not a party to a proceeding in respect of which indemnification is sought by the Indemnitee.

“Expenses”	means all fees, costs and expenses incurred in connection with any Proceeding (as defined below), including, without limitation, reasonable attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by the Indemnitee pursuant to clause 6 of this Agreement), fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses.

“Group Companies”	means the Company, each subsidiary of the Company, and each variable interest entity of the Company and each of its subsidiaries (wherever incorporated or organized).

“Independent Counsel”	means a law firm, or a member of a law firm, who is experienced in matters of corporation law and neither is presently, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

“Officer”	means an officer of the Company.

“Parties”	means the parties to this Agreement, together, and “Party” means any one of them.

“Proceeding”	means any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, appeal or any other proceeding whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including any proceeding initiated by Indemnitee pursuant to clause 6 of this Agreement to enforce the Indemnitee’s rights hereunder.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1

references to statutory provisions shall be construed as references to those provisions as amended or re-enacted, or as their application is modified by other provisions from time to time, and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses are references to clauses hereof; references to sub-clauses are, unless otherwise stated, references to sub-clauses of the clause in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa, and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to “persons” shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	AGREEMENT TO SERVE

In consideration of the Company’s covenants and commitments hereunder, Indemnitee agrees to serve as a Director or Officer of the Company (as applicable). This Agreement does not create or otherwise establish any right or obligation on the part of Indemnitee to be, or to continue to be elected or appointed, a Director or Officer of the Company or any other Group Company, and does not create an employment contract between the Company and Indemnitee.

3.	INDEMNITY OF DIRECTOR/OFFICER

3.1

Subject to clause 10, the Company shall indemnify Indemnitee if Indemnitee was or is a party, or is threatened to be made a party, to any Proceeding, including a Proceeding brought by or in the right of the Company, by reason of Indemnitee’s Corporate Status or by reason of anything done or not done by Indemnitee in such capacity. Subject to clause 10, pursuant to this sub-clause 3.1, Indemnitee shall be indemnified against: (i) all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf; and (ii) all liabilities, judgments, penalties, fines and amounts paid in settlement, in each case in connection with such Proceeding (including, but not limited to, the investigation, defense, settlement or appeal thereof).

3.2

Notwithstanding any other provision of this Agreement other than clause 10, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in defending any Proceedings referred to in clause 3.1 in which judgment is given in his favor or in which he is acquitted.

3.3

Subject to clause 10, the Company shall indemnify Indemnitee for such portion of the Expenses, witness fees, liabilities, damages, judgments, fines and amounts paid in settlement, and any other amounts that Indemnitee becomes legally obligated to pay in connection with any Proceeding referred to in clause 3.1, in respect of which Indemnitee is entitled to indemnification hereunder, even if Indemnitee is not entitled to indemnification hereunder for the total amount thereof.

4.	INDEMNIFICATION FOR EXPENSES OF A WITNESS

Subject to clause 10, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding, Indemnitee shall be indemnified by the Company against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

5.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

5.1

The Indemnitee shall request indemnification pursuant to this Agreement by notice in writing to the secretary or the chief executive officer of the Company. The secretary or chief executive officer shall, promptly upon receipt of Indemnitee’s request for indemnification, advise in writing the Board or such other person or persons empowered to make the determination as provided in sub-clause 5.2 that Indemnitee has made such request for indemnification. Subject to clause 10, upon making such request for indemnification, Indemnitee shall be presumed to be entitled to indemnification hereunder, and the Company shall have the burden of proof in the making of any determination contrary to such presumption.

5.2

Upon written request by Indemnitee for indemnification pursuant to sub-clause 3.1, the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination:

5.2.1	the Board, by a majority vote of the Disinterested Directors; or

5.2.2

if such vote is not obtainable or, even if obtainable, if such Disinterested Directors so direct by majority vote, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or

5.2.3	by a majority vote of Disinterested Shareholders.

5.3

For purposes of sub-clause 5.2, Independent Counsel shall be selected by the Board and approved by Indemnitee. Upon failure of the Board to so select such Independent Counsel, or upon failure of Indemnitee to so approve, such Independent Counsel shall be selected by a single arbitrator pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce. Such determination of entitlement to indemnification shall be made not later than twenty days after receipt by the Company of a written request for indemnification. Such request shall include the documentation and information that is necessary for such determination, and which is reasonably available to Indemnitee. Subject to clause 10, any Expenses incurred by Indemnitee in connection with Indemnitee’s request for indemnification hereunder shall be borne by the Company, irrespective of the outcome of the determination of Indemnitee’s entitlement to indemnification. If the person or persons making such determination shall determine that Indemnitee is entitled to indemnification as to a portion (but not all) of the application for indemnification, such persons may reasonably prorate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.

6.	ADVANCEMENT OF EXPENSES

All reasonable Expenses incurred by Indemnitee (including attorneys’ fees, retainers and advances of disbursements required of Indemnitee) shall be paid by the Company in advance of the final disposition of any Proceeding at the request of Indemnitee as promptly as possible, and in any event within twenty business days after the receipt by the Company of a statement or statements from Indemnitee, requesting such advance or advances from time to time. Expenses for which Indemnitee is entitled to indemnification hereunder include, among others, those incurred in connection with any Proceeding brought by Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith and shall include or be accompanied by an undertaking by or on behalf of Indemnitee to repay such amount if it is ultimately determined that Indemnitee is not entitled to be indemnified against such Expenses by the Company, pursuant to this Agreement or otherwise. Subject to clause 10, the Company shall have the burden of proof in any determination under this clause 6. No amounts advanced hereunder shall be deemed an extension of credit by the Company to Indemnitee.

7.	REMEDIES OF INDEMNITEE IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES

7.1

In the event that: (a) a determination is made that Indemnitee is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to clause 5; or (c) Expenses are not advanced pursuant to clause 6, Indemnitee shall be entitled to petition any court of competent jurisdiction for a determination of Indemnitee’s entitlement to such indemnification or advance.

7.2

Alternatively to sub-clause 7.1, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by the Hong Kong International Arbitration Center for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

7.3

A judicial proceeding or arbitration pursuant to this clause 7 shall be made de novo and Indemnitee shall not be prejudiced by reason of a determination otherwise made hereunder (if so made) that Indemnitee is not entitled to indemnification. Subject to clause 10, if a determination is made pursuant to the terms of clause 5 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination and is precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding or enforceable. If the court or arbitrator shall determine that Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable Expenses (including attorneys’ fees and disbursements) actually incurred by Indemnitee in connection with such adjudication or arbitration (including, but not limited to, any appellate proceedings).

8.	OTHER RIGHTS TO INDEMNIFICATION

The indemnification and advancement of Expenses (including attorneys’ fees) provided by this Agreement shall not be deemed exclusive of any other right to which Indemnitee may now or in the future be entitled under any provision of the Company’s articles of association, any agreement, vote of shareholders, the Board or Disinterested Directors, provision of law, or otherwise; provided, however, that: (a) this Agreement supersedes any other agreement that has been entered into by the Company with the Indemnitee which has as its principal purpose the indemnification of Indemnitee; and (b) where the Company may indemnify the Indemnitee pursuant to either this Agreement or the articles of association of the Company, the Company may indemnify the Indemnitee under either this Agreement or the articles of association, but the Indemnitee shall, in no case, be indemnified by the Company in respect of any Expense, liability or cost of any type, in each case for which payment has been actually made to Indemnitee under any insurance policy, indemnity clause, article, by-law or agreement, except in respect of any Expenses in excess of the actual payment made.

9.	ATTORNEYS’ FEES AND OTHER EXPENSES TO ENFORCE AGREEMENT

In the event that Indemnitee is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue, or seeks an adjudication or award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee, if Indemnitee prevails in whole or in part in such action, shall be entitled to recover from the Company, and shall be indemnified by the Company against, any actual Expenses for attorneys’ fees and disbursements reasonably incurred by Indemnitee, provided that in bringing such action, Indemnitee acted in good faith.

10.	LIMITATION OF INDEMNIFICATION

Notwithstanding any other terms of this Agreement, nothing herein shall require the Company to indemnify the Indemnitee against any liability arising directly as a result of fraud or dishonesty by the Indemnitee, violate of any applicable laws and regulations or breach of its fiduciary duties, as determined in a final judgment of a court or arbitral body of competent jurisdiction.

11.	LIABILITY INSURANCE

To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

12.	DURATION OF AGREEMENT

This Agreement shall apply with respect to Indemnitee’s occupation of any of the position(s) described in the definition of “Corporate Status” in sub-clause 1.1 hereof: (i) prior to the date of this Agreement; and (ii) with respect to all periods of such service from and after the date of this Agreement, even if the Indemnitee shall have ceased to occupy such positions(s).

13.	NOTICE OF PROCEEDINGS BY INDEMNITEE

13.1

Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder; provided, however, that the failure to so notify the Company will not relieve the Company from any liability it may have to Indemnitee, except to the extent that such failure materially prejudices the Company’s ability to defend such claim. With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

13.1.1	the Company will be entitled to participate therein at its own expense; and

13.1.2

except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee and not subject to indemnification hereunder, unless (a) the employment of counsel by Indemnitee has been authorized by the Company; (b) in the reasonable opinion of counsel to Indemnitee, there is or may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases, subject to clause 10, the fees and expenses of counsel shall be borne by the Company.

13.2	Neither the Company nor the Indemnitee shall settle any claim without the prior written consent of the other (which shall not be unreasonably withheld).

14.	NOTICES

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after dispatch, and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch; and in proving the service of the same, it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile, that such facsimile was duly dispatched to a current facsimile number of the addressee.

Company

Attn: Chief executive officer

Address:

8/F, Desheng Hopson Fotune Plaza

13-1 Deshengmenwai AvenueDaxing

Xicheng District, Beijing

People’s Republic of China

Email: zhanglei@cheche365.com

Indemnitee

Name:

Address:

Email:

15.	MISCELLANEOUS

15.1

Notwithstanding any expiration or termination of this Agreement, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

15.2

If any of the clauses, conditions, covenants or restrictions of this Agreement or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective so as to give effect as nearly as possible to the intent manifested by such clause, condition, covenant or restriction.

15.3

This Agreement shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by merger, amalgamation or operation of law) and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.

15.4	This Agreement constitutes the whole agreement between the Parties relating to its subject matter and supersedes any prior indemnification arrangement between the Company and Indemnitee.

15.5

No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Indemnitee and by a duly authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Indemnitee or a duly authorized officer of the Company, as the case may be.

15.6	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

15.7

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall constitute an original, and all such counterparts together shall constitute one and the same instrument.

15.8

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Hong Kong”).

IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the date first written above.

INDEMNITEE

Name:

CHECHE GROUP INC.

Name:
Title: